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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                          Polo Ralph Lauren Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    731572103
             -------------------------------------------------------
                                 (CUSIP Number)

                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                 85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
             -------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 30, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13D

CUSIP No. 731572103                          Page 2 of 21 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      THE GOLDMAN SACHS GROUP, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

      AF-00

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

  NUMBER OF      7  SOLE VOTING POWER

   SHARES             0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH         23,703,799

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH           0

                10  SHARED DISPOSITIVE POWER

                      23,703,799

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      23,703,799

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      41.6% (23.7% of outstanding shares of Class A Common Stock assuming all outstanding shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock)

14  TYPE OF REPORTING PERSON*

      HC-PN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                          SCHEDULE 13D

CUSIP No. 731572103                          Page 3 of 21 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GOLDMAN, SACHS & CO.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

      AF-00

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [x]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

      NEW YORK

  NUMBER OF      7  SOLE VOTING POWER

   SHARES             0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH         23,703,799

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH           0

                10  SHARED DISPOSITIVE POWER

                      23,703,799

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      23,703,799

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      41.6% (23.7% of outstanding shares of Class A Common Stock assuming all outstanding shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock)

14  TYPE OF REPORTING PERSON*

      BD-PN-IA


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                          SCHEDULE 13D

CUSIP No. 731572103                          Page 4 of 21 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS CAPITAL PARTNERS, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

  NUMBER OF      7  SOLE VOTING POWER

   SHARES             0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH         21,458,715

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH           0

                10  SHARED DISPOSITIVE POWER

                      21,458,715

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      21,458,715

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      38.5% (21.4% of outstanding shares of Class A Common Stock assuming all outstanding shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock)

14  TYPE OF REPORTING PERSON*

      PN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                          SCHEDULE 13D

CUSIP No. 731572103                          Page 5 of 21 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS ADVISORS, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

  NUMBER OF      7  SOLE VOTING POWER

   SHARES             0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH         21,458,715

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH           0

                10  SHARED DISPOSITIVE POWER

                      21,458,715

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      21,458,715

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      38.5% (21.4% of outstanding shares of Class A Common Stock assuming all outstanding shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock)

14  TYPE OF REPORTING PERSON*

      PN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                          SCHEDULE 13D

CUSIP No. 731572103                          Page 6 of 21 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      STONE STREET FUND 1994, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

  NUMBER OF      7  SOLE VOTING POWER

   SHARES             0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH         616,607

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH           0

                10  SHARED DISPOSITIVE POWER

                      616,607

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      616,607

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.8% (.62% of outstanding shares of Class A Common Stock assuming all outstanding shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock)

14  TYPE OF REPORTING PERSON*

      PN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                          SCHEDULE 13D

CUSIP No. 731572103                          Page 7 of 21 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BRIDGE STREET FUND 1994, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

  NUMBER OF      7  SOLE VOTING POWER

   SHARES             0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH         645,657

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH           0

                10  SHARED DISPOSITIVE POWER

                      645,657

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      645,657

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.9% (.64% of outstanding shares of Class A Common Stock assuming all outstanding shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock)

14  TYPE OF REPORTING PERSON*

      PN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                          SCHEDULE 13D

CUSIP No. 731572103                          Page 8 of 21 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      STONE STREET FUNDING CORP.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

  NUMBER OF      7  SOLE VOTING POWER

   SHARES             0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH         1,262,264

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH           0

                10  SHARED DISPOSITIVE POWER

                      1,262,264

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,262,264

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.6% (1.3% of outstanding shares of Class A Common Stock assuming all outstanding shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock)

14  TYPE OF REPORTING PERSON*

      CO


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


ITEM 1.   Security and Issuer.
          -------------------

          This Statement on Schedule 13D relates to the Class A common stock, par value $0.01 per share (the "Class A Common Stock"), of Polo Ralph Lauren Corporation, a Delaware corporation (the "Company").

          The principal executive offices of the Company are located at 650 Madison Avenue, New York, New York 10022.

ITEM 2.   Identity and Background.
          -----------------------

          This Statement is being filed by GS Capital Partners, L.P. ("GS Capital"), GS Advisors, L.P. ("GS Advisors"), Stone Street Fund 1994, L.P. ("Stone Street"), Bridge Street Fund 1994, L.P. ("Bridge Street" and together with GS Capital and Stone Street, the "Limited Partnerships"), Stone Street Funding Corp. ("Funding Corp."), Goldman, Sachs & Co. ("Goldman Sachs") and
The Goldman Sachs Group, L.P. ("GS Group" and, together with Goldman Sachs,
GS Advisors, Funding Corp. and the Limited Partnerships, the "Filing Persons").
<FN1>


[FN] Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.[/FN]

          As of June 30, 1997, Goldman Sachs and GS Group may be deemed to beneficially own 22,720,979 shares of Class A Common Stock through the Limited Partnerships. In addition, as of June 30, 1997, Goldman Sachs and GS Group may be deemed to beneficially own 982,820 shares of Class A Common Stock held in client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both ("Managed Accounts"). Goldman Sachs and GS Group each disclaim beneficial ownership of (i) shares of Class A Common Stock beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) shares of Class A Common Stock held in Managed Accounts.

          GS Capital, a Delaware limited partnership, was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions. GS Advisors, a Delaware limited partnership, is the sole general partner of GS Capital. Stone Street and Bridge Street, each a Delaware limited partnership, were formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments. Funding Corp., a Delaware corporation, is the sole general partner of Stone Street and the sole managing general partner of Bridge Street. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. ("NYSE") and other national exchanges. Goldman Sachs also serves as the investment manager for GS Capital. GS Group, one of the general partners of Goldman Sachs, owns a 99% interest in Goldman Sachs. GS Group is a Delaware limited partnership and holding partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. The other general partner of Goldman Sachs is The Goldman, Sachs & Co. L.L.C., a Delaware limited liability company ("GS L.L.C.") which is wholly-owned by GS Group, and The Goldman Sachs Corporation, a Delaware corporation ("GS Corp."). GS Corp. is the sole general partner of GS Group. The principal business address of each Filing Person, GS L.L.C. and GS Corp., is 85 Broad Street,
New York, NY 10004.

          The name, business address, present principal occupation or employment and citizenship of each director of GS Corp. and GS L.L.C. and of each member of the executive committees of GS Corp., GS L.L.C., GS Group and Goldman Sachs are set forth in Schedule I hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each director and each executive officer of GS Advisors, Inc., a Delaware corporation that is the sole general partner of GS Advisors, are set forth in Schedule II-A hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each director and each executive officer of Funding Corp. are set forth on Schedule II-B hereto and are incorporated herein by reference.

          During the last five years, none of the Filing Persons, or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedule I, II-A or II-B hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth in Schedule III hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

ITEM 3.   Source and Amount of Funds or Other Consideration.
          -------------------------------------------------

          On October 31, 1994, in connection with the formation of Polo Ralph Lauren Enterprises, L.P. ("Enterprises") and Polo Ralph Lauren, L.P. ("Polo LP"), the Limited Partnerships, directly and indirectly through subsidiary entities, purchased an aggregate 28.5% limited partnership interest in Enterprises and an aggregate 0.3986% limited partnership interest in Polo LP for an aggregate purchase price of $128 million. On October 16, 1995, the Limited Partnerships together with such subsidiary entities purchased an aggregate 0.3986% limited partnership interest in The Ralph Lauren Womenswear Company, L.P. ("Womenswear" together with Enterprises and Polo LP, the "Polo Partnerships") for an aggregate purchase price of $2.85 million.

          On June 9, 1997, in anticipation of the Company's initial public offering (the "IPO"), the Company effected an internal reorganization and in connection with such reorganization, among other things, the Limited Partnerships, directly and indirectly by merger of subsidiary entities into the Company, contributed their partnership interests in the Polo Partnerships to the Company in exchange for 24,920,979 shares of Class C Common Stock, par value of $0.01 of the Company ("Class C Common Stock" together with the Class A Common Stock and shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), the "Common Stock") (the internal reorganization of the Company together with the above mentioned transactions, collectively, the "Reorganization"). Of the 24,920,979 shares of Class C Common Stock owned by the Limited Partnerships immediately after the Reorganization, GS Capital owned 23,536,494 shares, Stone Street owned 676,311 shares, and Bridge Street owned 708,174 shares. As described in Item 6, pursuant to the Company's Amended and Restated Certificate of Incorporation each share of Class C Common Stock is convertible, at any time and from time to time, into one share of Class A Common Stock. Accordingly, for purposes of this Statement, each holder of shares of Class C Common Stock may be deemed to beneficially own an equal number of shares of Class A Common Stock.

          On June 11, 1997, GS Capital sold to the representatives of the U.S. Underwriters (the "U.S. Representatives") 2,077,779 shares of Class C Common Stock, Stone Street sold 59,704 shares of Class C Common Stock and Bridge Street sold 62,517 shares of Class C Common Stock. All of the sales of Class C Common Stock by the Limited Partnerships to the U.S. Representatives were at a price of $24.57 per share of Common Stock in promissory notes, which notes were subsequently paid in full on June 17, 1997.

          As of June 30, 1997, Goldman Sachs beneficially owned an additional 982,820 shares of Class A Common Stock which were held for the Managed Accounts and which were acquired in the ordinary course of
business.   All  such transactions  are set forth on  Schedule IV hereto.
Schedule IV also reflects certain ordinary course trading activities in the Class A Common Stock effected by Goldman Sachs. As of June 30, 1997, no shares were held as a result of such ordinary course trading activities. The aggregate consideration for the purchases listed on Schedule IV was $44,202,566.

          The funds used by the Limited Partnerships (and the subsidiary entities) to purchase the partnership interests in the Polo Partnerships as described above were obtained by such entities from capital contributions by their partners or stockholders and from the available funds of such entities. The funds used to purchase shares of Class A Common Stock for the Managed Accounts came from client funds. The funds used in such ordinary course trading activities came from Goldman Sachs' working capital.

          None of the persons listed on Schedule I, Schedule II-A or II-B hereto has contributed any funds or other consideration towards the purchase of the securities of the Company, except insofar as they may be general or limited partners of any of Goldman Sachs or the Limited Partnerships and have made capital contributions to any of Goldman Sachs or such Limited Partnerships, as the case may be.

ITEM 4.   Purpose of the Transaction.
          --------------------------

          The Limited Partnerships, directly and indirectly through subsidiary entities, purchased the partnership interests in the Polo Partnerships for the purpose of acquiring an equity interest in the Polo Partnerships. As described in Item 3, in connection with the Reorganization, the Limited Partnerships received 24,920,979 shares of Class C Common Stock in exchange for the contribution of partnership interests in the Polo Partnerships to the Company. The shares of Class A Common Stock which may be deemed beneficially owned by Goldman Sachs (other than the shares of Class A Common Stock which may be deemed beneficially owned by Goldman Sachs through the Limited Partnerships) were acquired in the ordinary course of its business.

          None of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on Schedule I, II-A or II-B hereto has any present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of
Schedule 13D. The Limited Partnerships, as holders of Class C Common Stock and in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company, have elected a partner of Goldman Sachs as a director of the Company. In that capacity, the Class C director will participate, and will have the opportunity to vote, on matters that are presented to the board of directors, including sales of assets, extraordinary corporate transactions, and changes to the Company's capitalization, dividend policy, business or corporate structure. The rights of the holders of Class C Common Stock under the Company's Amended and Restated Certificate of Incorporation are more fully described in Item 6. In connection with the Reorganization, the Limited Partnerships entered into certain agreements which restrict their ability to transfer shares of Common Stock. These agreements are more fully described in Item 6. In addition, in connection with the IPO, the Limited Partnerships agreed not to sell or otherwise dispose of any shares of Class A Common Stock (or securities substantially similar to, convertible into, or exchangeable for, Class A Common Stock) for a period of 180 days after June 11, 1997 (the "Lock-up"). The Lock-up is further described in Item 6.
The Limited Partnerships have certain registration rights with respect to the shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class C Common Stock) that they hold, the terms of which are more fully described in Item 6.

          Each of the Filing Persons expects to evaluate on an ongoing basis the Company's financial condition, business, operations and prospects, the market price of the Class A Common Stock, conditions in the securities markets generally, general economic and industry conditions and other factors. Accordingly, each Filing Person reserves the right to change its plans and intentions at any time, as it deems appropriate. In particular, the Filing Persons may purchase additional shares of Common Stock or may sell shares of Common Stock from time to time in public or private transactions and/or may enter into privately negotiated derivative transactions with institutional counterparties to hedge the market risk of some or all of its positions in the Common Stock or other securities. Any such transactions may be effected at any time or from time to time (subject to any applicable limitations imposed on the sale of any of their shares of Common Stock by the Securities Act of 1933, as amended (the "Securities Act"), and, in the case of sales by the Limited Partnerships, subject to the other restrictions described in Item 6). To the knowledge of each Filing Person, each of the persons listed on Schedule I, II-A or II-B hereto may make the same evaluation.

ITEM 5.   Interest in Securities of the Issuer.
          ------------------------------------

          (a) As described in Item 3, the Limited Partnerships held 24,920,979 shares of Class C Common Stock after giving effect to the Reorganization, of which 2,200,000 shares were sold by the Limited Partnerships to the U.S. Representatives on June 11, 1997. As a result, as of June 11, 1997, GS Capital beneficially owned 21,458,715 shares of Class C Common Stock, Stone Street beneficially owned 616,607 shares of Class C Common Stock and Bridge Street beneficially owned 645,657 shares of Class C Common Stock. Based on information provided to the Filing Persons by the Company's transfer agent, as of June 30, 1997, there were outstanding 34,221,444 shares of Class A Common Stock (100,222,444 shares of Class A Common Stock assuming all shares of Class B Common Stock and Class C Common Stock are converted into shares of Class A Common Stock), 43,280,021 shares of Class B Common Stock and 22,720,979 shares of Class C Common Stock. As described in Item 6, pursuant to the Company's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock or Class C Common Stock is convertible, at any time and from time to time, into a share of Class A Common Stock. Accordingly, for purposes of this Statement, the holder of shares of Class C Common Stock may be deemed to beneficially own an equal number of shares of Class A Common Stock.

          Based on the foregoing, as of June 30, 1997, GS Capital beneficially owned approximately 37.7% of the outstanding shares of Class A Common Stock assuming that all of GS Capital's shares of Class C Common Stock but no other shares of Class C Common Stock were converted into shares of Class A Common. Assuming all outstanding shares of Class B Common Stock and Class C Common Stock were converted into shares of Class A Common Stock, GS Capital would have beneficially owned as of June 30, 1997 approximately 21.4% of the outstanding shares of Class A Common Stock.

          As of June 30, 1997, Stone Street beneficially owned approximately 1.8% of the outstanding shares of Class A Common Stock assuming that all of Stone Street's shares of Class C Common Stock but no other shares of Class C Common Stock were converted into shares of Class A Common. Assuming all outstanding shares of Class B Common Stock and Class C Common Stock were converted into shares of Class A Common Stock, Stone Street would have beneficially owned as of June 30, 1997 approximately .62% of the outstanding shares of Class A Common Stock.

          As of June 30, 1997, Bridge Street beneficially owned approximately 1.9% of the outstanding shares of Class A Common Stock assuming that all of Bridge Street's shares of Class C Common Stock but no other shares of Class C Common Stock were converted into shares of Class A Common Stock. Assuming all outstanding shares of Class B Common Stock and Class C Common Stock were converted into shares of Class A Common Stock, Bridge Street would have beneficially owned as of June 30, 1997 approximately .64% of the outstanding shares of Class A Common Stock.

          As of June 30, 1997, Funding Corp. may be deemed to have beneficially owned, as the general partner of Stone Street and the managing general partner of Bridge Street, the 1,262,264 shares of Class A Common Stock beneficially owned by Stone Street and Bridge Street, representing (i) approximately 3.6% of the outstanding shares of Class A Common Stock as of June 30, 1997 assuming that all of Stone Street's and Bridge Street's shares of Class C Common Stock but no other shares of Class C Common Stock were converted into shares of Class A Common and (ii) approximately 1.3% of the outstanding shares of Class A Common Stock as of June 30, 1997 assuming that all outstanding shares of Class B Common Stock and Class C Common Stock were converted into shares of Class A Common Stock.



          As of June 30, 1997, Goldman Sachs and GS Group may be deemed to have beneficially owned the 22,720,979 shares of Class A Common Stock beneficially owned by the Limited Partnerships. In addition, Goldman Sachs and GS Group may be deemed to have beneficially owned at June 30, 1997, the 982,820 shares of Class A Common Stock held in the Managed Accounts. Based on such holdings, Goldman Sachs and GS Group may be deemed to have beneficially owned at June 30, 1997 (i) approximately 41.6% of the outstanding shares of Class A Common Stock assuming that all of the shares of Class C Common Stock owned by the Limited Partnerships were converted into shares of Class A Common and (ii) approximately 23.7% of the outstanding shares of Class A Common Stock assuming that all outstanding shares of Class B Common Stock and Class C Common Stock were converted into shares of Class A Common Stock.

          Goldman Sachs and GS Group disclaim beneficial ownership of (i) the shares of Class A Common Stock beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) the shares of Class A Common Stock held in Managed Accounts.

          None of the Filing Persons beneficially owns any shares of Common Stock other than as set forth herein.

          (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated in pages 2 through 8 above.

          (c) Except as set forth in Item 3 and Schedule IV and except, with respect to Goldman Sachs, in its capacity as an underwriter in the IPO (as further described in Item 6), no transactions in the Class A Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedule I or Schedule II-A or II-B hereto, during the past sixty days. Schedule IV sets forth transactions in the Class A Common Stock which have been effected by Goldman Sachs during the period from May 1, 1997 through June 30, 1997. The sale of 2,200,000 shares of Class C Common Stock by the Limited Partnerships to the U.S. Representatives on June 11, 1997, described in Item 3, were made for an amount per share equal to $24.57 (the IPO offering price of $26.00 per share less the underwriting discount of $1.43 per share). The U.S. Representatives paid for such shares by issuing promissory notes which notes were subsequently paid in full on June 17, 1997. The purchases by Goldman Sachs set forth on Schedule IV were made in the ordinary course of business, and all of these transactions were effected on the NYSE.

          (d) No other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

          (e) Not applicable.

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
          --------------------------------------------------------

          Amended and Restated Certificate of Incorporation. In connection with the Reorganization, the Company filed its Amended and Restated Certificate of Incorporation (the "Certificate"), a copy of which is filed as Exhibit (1). Pursuant to the Certificate, the shares of Common Stock are identical in all respects, except for voting rights and certain conversion rights, transfer restrictions in respect of the shares of Class B Common Stock and Class C Common Stock and the right of the holders of Class B Common Stock and Class C Common Stock to receive a certain dividend.

          Under the Certificate, holders of Class A Common Stock and Class C Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except for the election and the removal of directors and as otherwise required by applicable law.

          With respect to the election of directors, the Certificate provides that the Company's Board of Directors (the "Board") will have between six and 20 members plus any directors which are entitled to be elected by any series of Preferred Stock pursuant to the terms thereof (such directors, the "Preferred Directors"). Initially, the Company's Board of Directors will have six members comprised of four directors designated by the holders of Class B Common Stock (each a "Class B Director"), one director designated by the holders of Class A Common Stock (a "Class A Director") and one director designated by the holders of Class C Common Stock (a "Class C Director"). The initial Class C Director is Richard A. Friedman, a managing director of Goldman Sachs. Pursuant to the Certificate, so long as on the record date for any meeting of stockholders of the Company the number of outstanding shares of Class C Common Stock is equal to or greater than 10% of the aggregate number of shares of Common Stock outstanding immediately upon the consummation of the IPO (subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions), then the holders of the Class C Common Stock, voting as a separate class, are entitled to elect one Class C Director if the Board (exclusive of Preferred Directors) consists of less than 13 directors and two Class C Directors if the Board (exclusive of Preferred Directors) consists of 13 or more directors.

          Pursuant to the Certificate, the Company may not issue or sell any shares of Class C Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible into, or exchangeable or exercisable for, shares of Class C Common Stock to any person other than a Limited Partnership or, until April 15, 2002, any successor thereof. Additionally, shares of Class C Common Stock may not be transferred whether by sale, assignment, gift, bequest, appointment or otherwise to a person other than a Limited Partnership or, until April 15, 2002, any successor thereof. The transfer restrictions contained in the Certificate do not apply in the case of a merger, consolidation or business combination of the Company with or into another corporation in which all of the outstanding shares of Common Stock and any outstanding shares of preferred stock of the Company regardless of class are purchased by the acquiror (a "Business Combination").

          Class A Common Stock has no conversion rights. Shares of Class B Common Stock and Class C Common Stock are convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock converted. Each share of Class C Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the stockholders of the Company, the number of shares of Class C Common Stock then outstanding is less than 10% of the aggregate number of shares of Common Stock outstanding immediately upon the consummation of the IPO (subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions). Additionally, at such time as a person ceases to be a Limited Partnership (or, until April 15, 2002, any successor thereof), any share of Class C Common Stock held by such person at such time shall automatically convert into a share of Class A Common Stock. Shares of Class A Common Stock issuable upon conversion of shares of Class C Common Stock are not subject to the transfer restrictions described in the immediately preceding paragraph.

          Other Agreements Relating to Reorganization. In connection with the Reorganization, on June 9, 1997, the Company entered into a stockholders' agreement (the "Stockholders' Agreement") with the Limited Partnerships and the other stockholders of the Company (the "Other Stockholders"). A copy of the Stockholders' Agreement is filed as Exhibit (2). All of the provisions of the Stockholders' Agreement terminated upon completion of the IPO except for certain provisions relating to certain tax matters with respect to the Polo Partnerships, certain restrictions on transfers of shares of Common Stock (described below) and indemnification and exculpation provisions.

          Pursuant to the Stockholders' Agreement, until October 1, 1998, no Limited Partnership may transfer any shares of Common Stock if, after giving effect to such transfer of Common Stock (whether as a result of such transfer or otherwise), the Limited Partnerships hold (in the aggregate) shares of Class C Common Stock constituting less than 11% of the outstanding shares of Common Stock on June 9, 1997 (treating as outstanding on June 9, 1997, all shares of all classes of Common Stock issued by the Company in the IPO and any shares of Common Stock issued in connection with the Polo Retail Transactions (as defined therein)), subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Additionally, until October 1, 1998, other than by gift, bequest or appointment, no transfers of shares of Class C Common Stock may be made in a transaction in which the transferred shares do not convert into Class A Common Stock without delivery of an opinion from counsel to the transferor to the effect that the transfer would not adversely affect the qualification, under Section 351 of the Internal Revenue Code of 1986, as amended, of the acquisition of shares of Common Stock in the Reorganization. The above-mentioned transfer restrictions do not apply in the case of a Business Combination.

          As part of the Reorganization, certain corporate subsidiaries of the Limited Partnerships were merged into the Company. Of the 24,920,979 shares of Class C Common Stock received by the Limited Partnerships in the Reorganization 6,185,441 of such shares were received in connection with such mergers. In connection with the mergers, the Limited Partnerships agreed not to dispose of an aggregate of approximately 3,157,475 of the shares of Class C Common Stock issued by the Company in the mergers until June 10, 1999. Copies of the agreements containing such agreements (collectively, the "Other Agreements"), are filed as Exhibits (3), (4) and (5) hereto.

          Registration Rights Agreement. The Limited Partnerships, the Other Stockholders and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), a copy of which is filed as Exhibit (6). Pursuant to the Registration Rights Agreement, the Limited Partnerships have the ability to require (a "Demand") the Company to register any or all of the Class A Common Stock (including Class A Common Stock issued upon conversion of Class C Common Stock) held by them. The Limited Partnerships may make a Demand once every nine months so long as the Limited Partnerships own at least 10% of the outstanding Common Stock. Once the Limited Partnerships own less than 10% of the outstanding Common Stock, the Limited Partnerships may make one additional Demand. In addition, the Limited Partnerships have the right to "piggyback" or to include all or a portion of their shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class C Common Stock) in certain Company registrations, subject to certain limitations.

          Pursuant to the Registration Rights Agreement, the Company is required to pay all expenses (other than underwriting discounts and commissions, and any capital gains, income or transfer taxes payable by the selling stockholders) in connection with any Demand registration, as well as any registration pursuant to the exercise of piggyback rights. The Company also has agreed in the Registration Rights Agreement to indemnify the Limited Partnerships against certain liabilities, including liabilities arising under the Securities Act. Pursuant to the Registration Rights Agreement, the Company may not grant any other person registration rights without the written consent of the holders holding at least a majority of the securities entitled to registration rights under the Registration Rights Agreement.

          Underwriting Agreement. In connection with the IPO, the Limited Partnerships entered into an Underwriting Agreement, dated June 11, 1997 (the "U.S. Underwriting Agreement"), among the Company, the selling stockholders listed in Schedule II thereto (the "Selling Stockholders") and Goldman Sachs, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters listed in Schedule I thereto (the "U.S. Underwriters"), and an Underwriting Agreement, dated June 11, 1997, (the "International Underwriting Agreement" and, together with the U.S. Underwriting Agreement, the "Underwriting Agreements"), among the Company, the Selling Stockholders and Goldman Sachs International, Merrill Lynch International and Morgan Stanley & Co. International Limited, as representatives of the several underwriters listed in Schedule I thereto (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"). Copies of the Underwriting Agreements are filed as Exhibits (7) and (8) hereto. The Underwriting Agreements provide for purchases by the Underwriters from the Company and the Selling Stockholders of 29,500,000 shares of Class A Common Stock, and up to an additional 4,425,000 shares of Class A Common Stock at the same purchase price for the purpose of covering over-allotments. The Underwriters executed the over-allotment option in full on June 13, 1997. The initial public offering price in the IPO was $26.00 per share. Under the Underwriting Agreements, the Underwriters purchased the shares net of an underwriting discount of $1.43 per share. The Underwriting Agreements contain standard terms and conditions for a public offering including customary representations and warranties and indemnity provisions. Pursuant to the Underwriting Agreements, Goldman Sachs purchased an aggregate of 5,406,334 shares of Class A Common Stock and Goldman Sachs International, an English unlimited company, purchased 1,748,000 shares of Class A Common Stock (including, in each case, shares of Class A Common Stock purchased pursuant to the exercise of the Underwriters' over-allotment options).

          Lock-up. In connection with the IPO, the Company, its executive officers and directors and all other holders of Common Stock prior to the IPO (including the Limited Partnerships) have agreed that, during the period beginning from the date of the Underwriting Agreements and continuing to and including the date 180 days after the date of the final Prospectus, dated June 11, 1997, they will not offer, sell, contract to sell, or otherwise dispose of any shares of Class A Common Stock or any securities of the Company that are substantially similar to the Class A Common Stock, including, but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock or any such substantially similar securities (other than pursuant to employee or director stock option plans existing as of June 9, 1997) without the prior written consent of the representative of the Underwriters. A copy of the form of the Lock-up Agreement is filed as Exhibit (9).

          The foregoing descriptions in this Statement of the Certificate, the Stockholders' Agreement, the Other Agreements, the Registration Rights Agreement, the Underwriting Agreements and the Lock-Up Agreement are qualified in their entirety by reference to the Certificate, the Stockholders' Agreement, the Other Agreements, the Registration Rights Agreement, the Underwriting Agreements and the Lock-Up Agreement, copies of which are filed as Exhibits (1),
(2), (3), (4), (5), (6), (7), (8) and (9) hereto, respectively, and are incorporated herein by reference.

          Except as described herein, none of the Filing Persons or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedule I or Schedule II-A or II-B hereto is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Company.

ITEM 7.   Material to be Filed as Exhibits.
          --------------------------------

(1) Amended and Restated Certificate of Incorporation of the Company, dated June 9, 1997 (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 No. 333-24733)

(2) Stockholders' Agreement by and among the Company, the Limited Partnerships and the other parties thereto, dated as of June 9, 1997 (incorporated herein by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-1 No. 333-24733)

(3) Agreement of Merger, dated as of June 9, 1997, among the Company, GS Capital and Holding I Inc.

(4) Agreement of Merger, dated as of June 9, 1997, among the Company, GS Capital and Holding II Inc.

(5)  Letter Agreement, dated as of June 9, 1997, among the Company and Stone
     Street

(6) Registration Rights Agreement by and among the Company and the persons and entities thereto, dated as of June 9, 1997 (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 No. 333-24733)

(7)  U.S. Underwriting Agreement (incorporated herein by reference to Exhibit
     1.1 to the Company's Registration Statement on Form S-1 No. 333-24733)

(8)  International Underwriting Agreement

(9)  Form of Lock-Up Agreement

(10) Joint Filing Agreement

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  July 10, 1997


                                     GOLDMAN, SACHS & CO.
                                     By: /s/ Richard A. Friedman
                                         ---------------------------
                                     Name: Richard A. Friedman
                                     Title: Managing Director


                                     THE GOLDMAN SACHS GROUP, L.P.
                                     By:  The Goldman Sachs Corporation,
                                          its general partner

                                     By:   /s/ Richard A. Friedman
                                         ----------------------------
                                     Name:  Richard A. Friedman
                                     Title: Executive Vice President


                                     GS ADVISORS, L.P.
                                     By: GS Advisors, Inc., its general partner


                                     By:  /s/ Richard A. Friedman
                                         ----------------------------
                                     Name: Richard A. Friedman
                                     Title: President


                                     GS CAPITAL PARTNERS, L.P.
                                     By: GS Advisors, L.P., its general partner
                                     By: GS Advisors, Inc., its general partner

                                     By:  /s/ Richard A. Friedman
                                         ----------------------------
                                     Name: Richard A. Friedman
                                     Title: President


                                     STONE STREET FUND 1994, L.P.
                                     By: Stone Street Funding Corp.,
                                         its general partner

                                     By:  /s/ Richard A. Friedman
                                         ----------------------------
                                     Name: Richard A. Friedman
                                     Title: Vice President


                                     BRIDGE STREET FUND 1994, L.P.
                                     By:  Stone Street Funding Corp.,
                                          its managing general partner

                                     By:  /s/ Richard A. Friedman
                                         ----------------------------
                                     Name: Richard A. Friedman
                                     Title: Vice President


                                     STONE STREET FUNDING CORP.

                                     By: /s/ Richard A. Friedman
                                         ---------------------------
                                     Name: Richard A. Friedman
                                     Title: Vice President


                                   SCHEDULE I
                                   ----------


          The name of each director of The Goldman Sachs Corporation and The Goldman, Sachs & Co. L.L.C. and of each member of the executive committees of The Goldman Sachs Corporation, The Goldman Sachs & Co. L.L.C., The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. is set forth below. The business address of each person listed below except John A. Thain and John
     L. Thornton is 85 Broad Street, New York, NY 10004. The business address of John A. Thain and John L. Thornton is 133 Fleet Street, London EC4A 2BB, England. Each person is a citizen of the United States of America. The present principal occupation or employment of each of the listed persons is as a managing director of Goldman, Sachs & Co. or another Goldman Sachs operating entity and as a member of the executive committee.

Jon Z. Corzine

Henry M. Paulson, Jr.

Roy J. Zuckerberg

Robert J. Hurst

John A. Thain

John L. Thornton


                                  SCHEDULE II-A
                                  -------------


     The name, position and present principal occupation of each director and executive officer of GS Advisors, Inc., the sole general partner of GS Advisors, L.P., which is the sole general partner of GS Capital Partners, L.P., are set forth below.

     The business address for all the executive officers and directors listed below except Henry Cornell is 85 Broad Street, New York, New York 10004. The business address of Henry Cornell is 3 Garden Road, Hong Kong.

     All executive officers and directors listed below are United States citizens.

Name                      Position                               Present Principal Occupation
----                      --------                               ----------------------------
Richard A. Friedman       Director/President                     Managing Director of Goldman, Sachs & Co.
Terence M. O'Toole        Director/Vice President                Managing Director of Goldman, Sachs & Co.
Carla H. Skodinski        Vice President/Secretary               Vice President of Goldman, Sachs & Co.
Elizabeth S. Cogan        Treasurer                              Vice President of Goldman, Sachs & Co.
Joseph H. Gleberman       Director/ Vice President               Managing Director of Goldman, Sachs & Co.
Henry Cornell             Vice President                         Managing Director of Goldman, Sachs (Asia) L.L.C.
Barry S. Volpert          Director/Vice President                Managing Director of Goldman, Sachs & Co.
Eve M. Gerriets           Vice President/Assistant Secretary     Vice President of Goldman, Sachs & Co.
David J. Greenwald        Assistant Secretary                    Vice President of Goldman, Sachs & Co.
C. Douglas Fuge           Assistant Treasurer                    Vice President of Goldman, Sachs & Co.


                                  SCHEDULE II-B
                                  -------------

     The name, position and present principal occupation of each director and executive officer of Stone Street Funding Corp., the sole general partner of Stone Street Fund 1994, L.P. and the managing general partner of Bridge Street Fund 1994, L.P., are set forth below.

     The business address for each of the executive officers and directors listed below is 85 Broad Street, New York, New York 10004.

     All executive officers and directors listed below are United States citizens.


Name                        Position                             Present Principal Occupation
----                        --------                             ----------------------------

Richard A. Friedman         Director/President                   Managing Director of Goldman, Sachs
                                                                 & Co.
Avi M. Nash                 Director/Vice President              Managing Director of Goldman, Sachs
                                                                 & Co.
Jeffrey B. Goldenberg       Director/Vice President              Managing Director of Goldman, Sachs
                                                                 & CO.
William J. McMahon          Director/Vice President              Vice President of Goldman, Sachs &
                                                                 Co.
Dinakar Singh               Director/Vice President              Vice President of Goldman, Sachs &
                                                                 Co.
Jonathan L. Kolatch         Director/Vice President              Managing Director of Goldman, Sachs
                                                                 & Co.
Sanjeev K. Mehra            Director/Vice President              Managing Director of Goldman, Sachs
                                                                 & Co.
Eric M. Mindich             Director/Vice President/Treasurer    Managing Director of Goldman, Sachs
                                                                 & Co.
Peter G. Sachs              Director/Vice President              Limited Partner of The Goldman Sachs
                                                                 Group, L.P.
Glenn R. Fuhrman            Director/Vice President              Vice President of Goldman, Sachs &
                                                                 Co.
Peter M. Sacerdote          Director/Chairman/C.E.O./            Limited Partner of The Goldman Sachs
                            President                            Group, L.P.
David J. Greenwald          Vice President                       Vice President of Goldman, Sachs &
                                                                 Co.
Carla H. Skodinski          Vice President/Secretary             Vice President of Goldman, Sachs &
                                                                 Co.
Esta E. Stecher             Vice President                       Managing Director of Goldman, Sachs
                                                                 & Co.
Richard A. Yacenda          Vice President                       Vice President of Goldman, Sachs &
                                                                 Co.

                                  SCHEDULE III
                                  ------------

     In settlement of Securities and Exchange Commission Administrative Proceeding File No. 3-7646 In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises, Goldman, Sachs & Co. (the "Firm"), along with numerous other securities firms, without admitting or denying any of the findings of the Securities and Exchange Commission (the "SEC") consented to the entry of an Order, dated January 16, 1992. The SEC found that the Firm, in connection with its participation in the primary distributions of certain unsecured debt securities issued by Government Sponsored Enterprises ("GSEs"), made and kept certain records that did not accurately reflect the Firm's customers' orders for GSEs' securities and/or offers, purchases or sales by the Firm of the GSEs' securities effected by the Firm in violation of Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and 17 C.F.R. Sections 240.17a-3 and 240.17a-4.

     The Firm was ordered to cease and desist from committing or causing future violations of the aforementioned sections of the Exchange Act in connection with any primary distributions of unsecured debt securities issued by the GSEs, pay a civil money penalty to the United States Treasury in the amount of $100,000 and maintain policies and procedures reasonably designed to ensure the Firm's future compliance with the aforementioned sections of the Exchange Act in connection with any primary distributions of unsecured debt securities issued by the GSEs.

     In Securities and Exchange Commission Administrative Proceeding File No. 3-8282 In the Matter of Goldman, Sachs & Co., the Firm, without admitting or denying any of the SEC's allegations, settled administrative proceedings involving alleged books and records and supervisory violations relating to eleven trades of U.S. Treasury securities in the secondary markets in 1985 and 1986. The SEC alleged that the Firm had failed to maintain certain records required pursuant to Section 17(a) of the Exchange Act and had also failed to supervise activities relating to the aforementioned trades in violation of
Section 15(b)(4)(E) of the Exchange Act.

     The Firm was ordered to cease and desist from committing or causing any violation of the aforementioned sections of the Exchange Act, pay a civil money penalty to the SEC in the amount of $250,000 and establish policies and procedures reasonably designed to assure compliance with Section 17(a) of the Exchange Act and Rules 17a-3 and 17a-4 thereunder.

                       SCHEDULE IV
                Polo Ralph Lauren Corporation
                    Cusip No. 731572103


Purchases  Sales     Price     Trade Date   Settlement Date
---------  -----     -----     ----------   ---------------
     500                  26     11-Jun-97         17-Jun-97
               500     29.75     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000     28.25     23-Jun-97         26-Jun-97
   1,200                  26     11-Jun-97         17-Jun-97
             1,200     29.75     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     28.25     23-Jun-97         26-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      26.5     30-Jun-97          3-Jul-97
     200                  26     11-Jun-97         17-Jun-97
               200        29     23-Jun-97         26-Jun-97
     150                  26     11-Jun-97         17-Jun-97
               150    27.625     24-Jun-97         27-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      27.5     24-Jun-97         27-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    28.375     24-Jun-97         27-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300     28.25     23-Jun-97         26-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     29.75     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
               150     29.75     17-Jun-97         20-Jun-97
     150                  26     11-Jun-97         17-Jun-97
               150     29.75     17-Jun-97         20-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200     29.75     17-Jun-97         20-Jun-97
     225                  26     11-Jun-97         17-Jun-97
               225     26.75     30-Jun-97          3-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000   27.3125     27-Jun-97          2-Jul-97
     200                  26     11-Jun-97         17-Jun-97
               200    27.625     27-Jun-97          2-Jul-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             1,000     29.75     17-Jun-97         20-Jun-97
             1,000    29.875     20-Jun-97         25-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000     29.75     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     29.75     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000     29.75     17-Jun-97         20-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.375     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      31.5     16-Jun-97         19-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    32.125     13-Jun-97         18-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000        32     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250     30.75     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.375     16-Jun-97         19-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    28.625     19-Jun-97         24-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750    32.125     13-Jun-97         18-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750    32.125     13-Jun-97         18-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    29.625     17-Jun-97         20-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250      29.5     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000        32     13-Jun-97         18-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    31.375     12-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      31.5     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   2,000                30.7     16-Jun-97         19-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500      31.5     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    31.375     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     950                  26     11-Jun-97         17-Jun-97
               950     31.25     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      32.5     13-Jun-97         18-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    28.625     19-Jun-97         24-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               500    32.125     12-Jun-97         17-Jun-97
  10,000               31.25     12-Jun-97         17-Jun-97
            10,000      31.5     12-Jun-97         17-Jun-97
               200    32.125     12-Jun-97         17-Jun-97
  55,300              32.625     12-Jun-97         17-Jun-97
            55,300      32.5     12-Jun-97         17-Jun-97
     400              32.375     13-Jun-97         18-Jun-97
               400    32.375     13-Jun-97         18-Jun-97
               600        32     13-Jun-97         18-Jun-97
     600               32.25     13-Jun-97         18-Jun-97
     500              28.875     18-Jun-97         23-Jun-97
  10,000               29.35     18-Jun-97         23-Jun-97
            10,000   29.2875     18-Jun-97         23-Jun-97
     200              29.375     19-Jun-97         24-Jun-97
     330               32.25     16-Jun-97         19-Jun-97
               330    30.125     17-Jun-97         20-Jun-97
             1,500     32.25     12-Jun-97         17-Jun-97
     350                32.5     12-Jun-97         17-Jun-97
   1,500              32.125     12-Jun-97         17-Jun-97
               350    32.625     12-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250     26.75     30-Jun-97          3-Jul-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
      50                  26     11-Jun-97         17-Jun-97
      50                  26     11-Jun-97         17-Jun-97
      50                  26     11-Jun-97         17-Jun-97
      50                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
             1,400    32.125     12-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500    32.125     12-Jun-97         17-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
             1,400    32.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500    32.125     12-Jun-97         17-Jun-97
     375                  26     11-Jun-97         17-Jun-97
   3,125              27.375     30-Jun-97          3-Jul-97
     375                  26     11-Jun-97         17-Jun-97
               375    32.125     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100    29.375     18-Jun-97         23-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     800                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     800                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,200                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200     31.75     12-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     900                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     100              32.125     12-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   6,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   6,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   3,000                  30     20-Jun-97         25-Jun-97
             3,000     28.25     25-Jun-97         30-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000              29.875     20-Jun-97         25-Jun-97
             3,000     28.25     25-Jun-97         30-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   3,250               29.25     18-Jun-97         23-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   3,250               29.25     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
   3,000                  30     20-Jun-97         25-Jun-97
             3,700     28.25     25-Jun-97         30-Jun-97
     700                  26     11-Jun-97         17-Jun-97
   3,000                  30     20-Jun-97         25-Jun-97
             3,700     28.25     25-Jun-97         30-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500   28.0625     26-Jun-97          1-Jul-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500   28.0625     26-Jun-97          1-Jul-97
      50                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
             1,250    29.973     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    29.305     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    29.973     17-Jun-97         20-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             1,500        28     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    29.305     18-Jun-97         23-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    29.305     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    29.973     17-Jun-97         20-Jun-97
   4,250                  26     11-Jun-97         17-Jun-97
  15,000              32.656     12-Jun-97         17-Jun-97
             9,750    29.973     17-Jun-97         20-Jun-97
             9,500    29.305     18-Jun-97         23-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   5,000              32.656     12-Jun-97         17-Jun-97
             7,250    29.305     18-Jun-97         23-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
             1,250    29.973     17-Jun-97         20-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    29.973     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000        32     12-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
  10,000              32.125     12-Jun-97         17-Jun-97
            10,000     31.75     12-Jun-97         17-Jun-97
               900    27.875     26-Jun-97          1-Jul-97
     120                  26     11-Jun-97         17-Jun-97
               120    27.875     26-Jun-97          1-Jul-97
     120                  26     11-Jun-97         17-Jun-97
               120    27.875     26-Jun-97          1-Jul-97
     120                  26     11-Jun-97         17-Jun-97
               120    27.875     26-Jun-97          1-Jul-97
     120                  26     11-Jun-97         17-Jun-97
               120    27.875     26-Jun-97          1-Jul-97
     120                  26     11-Jun-97         17-Jun-97
               120    27.875     26-Jun-97          1-Jul-97
             1,000   27.5625     27-Jun-97          2-Jul-97
     375                  26     11-Jun-97         17-Jun-97
               375   27.5625     27-Jun-97          2-Jul-97
     125                  26     11-Jun-97         17-Jun-97
               125   27.5625     27-Jun-97          2-Jul-97
     125                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    29.973     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    29.973     17-Jun-97         20-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   5,000                32.5     12-Jun-97         17-Jun-97
  10,000               32.75     12-Jun-97         17-Jun-97
   5,000              32.625     12-Jun-97         17-Jun-97
             5,500        30     17-Jun-97         20-Jun-97
             5,000    30.125     17-Jun-97         20-Jun-97
             2,600    29.875     17-Jun-97         20-Jun-97
             1,900    29.625     17-Jun-97         20-Jun-97
            10,050     29.25     18-Jun-97         23-Jun-97
             8,200    29.375     18-Jun-97         23-Jun-97
               500     29.25     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    32.125     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   6,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
   5,000              28.375     25-Jun-97         30-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   5,750                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,150                  26     11-Jun-97         17-Jun-97
     350                  26     11-Jun-97         17-Jun-97
             1,500      27.5     30-Jun-97          3-Jul-97
   1,500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
             2,000      27.5     30-Jun-97          3-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
             1,300      27.5     30-Jun-97          3-Jul-97
     500                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               750      27.5     30-Jun-97          3-Jul-97
   2,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   6,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      28.5     18-Jun-97         23-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250   31.4192     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500   31.4192     16-Jun-97         19-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000      28.5     18-Jun-97         23-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500   31.4192     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000   31.4192     16-Jun-97         19-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500      28.5     18-Jun-97         23-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      31.5     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      28.5     18-Jun-97         23-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             1,000     32.75     12-Jun-97         17-Jun-97
             1,000    32.125     13-Jun-97         18-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000      31.5     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      28.5     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    32.375     13-Jun-97         18-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000      31.5     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      28.5     18-Jun-97         23-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      28.5     18-Jun-97         23-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      28.5     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      31.5     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      31.5     16-Jun-97         19-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
             4,000    32.375     13-Jun-97         18-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250      31.5     16-Jun-97         19-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500      28.5     18-Jun-97         23-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      28.5     18-Jun-97         23-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
             5,000      28.5     18-Jun-97         23-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500      28.5     18-Jun-97         23-Jun-97
   1,800                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,100                  26     11-Jun-97         17-Jun-97
   1,200                  26     11-Jun-97         17-Jun-97
     800                  26     11-Jun-97         17-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
   1,900                  26     11-Jun-97         17-Jun-97
   3,200                  26     11-Jun-97         17-Jun-97
   1,200                  26     11-Jun-97         17-Jun-97
   3,500                  26     11-Jun-97         17-Jun-97
   3,500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200     29.25     19-Jun-97         24-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     29.75     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      29.5     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      29.5     18-Jun-97         23-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      29.5     18-Jun-97         23-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     800                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250     26.75     30-Jun-97          3-Jul-97
   1,250                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             3,000    28.875     25-Jun-97         30-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    28.375     25-Jun-97         30-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               500    28.125     27-Jun-97          2-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    28.125     27-Jun-97          2-Jul-97
     350                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               600    28.125     27-Jun-97          2-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    28.125     27-Jun-97          2-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000     28.75     25-Jun-97         30-Jun-97
  13,500                  26     11-Jun-97         17-Jun-97
   9,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   2,000              27.625     27-Jun-97          2-Jul-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,500              29.725     17-Jun-97         20-Jun-97
   1,000              27.625     27-Jun-97          2-Jul-97
     500                  26     11-Jun-97         17-Jun-97
   2,500              29.725     17-Jun-97         20-Jun-97
   1,000              27.625     27-Jun-97          2-Jul-97
     500                  26     11-Jun-97         17-Jun-97
   1,500                28.5     23-Jun-97         26-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,800              29.725     17-Jun-97         20-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   1,700              29.725     17-Jun-97         20-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,800              29.725     17-Jun-97         20-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
   2,400              29.725     17-Jun-97         20-Jun-97
   1,000              27.625     27-Jun-97          2-Jul-97
     100                  26     11-Jun-97         17-Jun-97
   2,000              27.625     27-Jun-97          2-Jul-97
     200                  26     11-Jun-97         17-Jun-97
     500              29.725     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,500              29.725     17-Jun-97         20-Jun-97
   2,000              27.625     27-Jun-97          2-Jul-97
     400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   4,000               31.25     12-Jun-97         17-Jun-97
   2,000              27.375     30-Jun-97          3-Jul-97
   1,250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000              27.375     30-Jun-97          3-Jul-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000              29.875     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    28.625     25-Jun-97         30-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     450                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     750              30.125     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     700              27.125     30-Jun-97          3-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     750               29.25     18-Jun-97         23-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
  12,000                  26     11-Jun-97         17-Jun-97
   3,000                  29     23-Jun-97         26-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500              28.625     18-Jun-97         23-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300            28 11/16     25-Jun-97         30-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000              28.625     25-Jun-97         30-Jun-97
   5,000              27.625     24-Jun-97         27-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500    29.875     20-Jun-97         25-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500    29.875     20-Jun-97         25-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
             1,400     28.25     23-Jun-97         26-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     29.75     20-Jun-97         25-Jun-97
   1,100                  26     11-Jun-97         17-Jun-97
             1,100     28.25     23-Jun-97         26-Jun-97
   2,000              26.625     30-Jun-97          3-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500     29.75     20-Jun-97         25-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200     29.75     20-Jun-97         25-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000     28.25     23-Jun-97         26-Jun-97
   5,000              26.625     30-Jun-97          3-Jul-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300     30.75     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300     30.75     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     30.75     16-Jun-97         19-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
             1,250     30.75     16-Jun-97         19-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
             1,250     30.75     16-Jun-97         19-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
             1,250     30.75     16-Jun-97         19-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300     30.75     16-Jun-97         19-Jun-97
     800                  26     11-Jun-97         17-Jun-97
               800    29.625     17-Jun-97         20-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     30.75     16-Jun-97         19-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250     30.75     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     30.75     16-Jun-97         19-Jun-97
   1,750                  26     11-Jun-97         17-Jun-97
             1,750     30.75     16-Jun-97         19-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500     30.75     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     30.75     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     30.75     16-Jun-97         19-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500     30.75     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     30.75     16-Jun-97         19-Jun-97
     750                  26     11-Jun-97         17-Jun-97
               750     30.75     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      29.5     17-Jun-97         20-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300        30     17-Jun-97         20-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
   1,000              32.125     12-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
   1,000              32.125     12-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500              32.125     12-Jun-97         17-Jun-97
      50                  26     11-Jun-97         17-Jun-97
      50                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000              32.125     12-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     29.75     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400     30.25     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    29.375     19-Jun-97         24-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   2,000                31.5     12-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     350                  26     11-Jun-97         17-Jun-97
     150              28.125     25-Jun-97         30-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.375     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    32.375     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    32.375     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.125     12-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.375     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    31.875     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.375     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.375     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    32.125     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200        32     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400     31.25     12-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.375     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    32.375     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300        29     25-Jun-97         30-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500        32     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     31.25     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    27.375     27-Jun-97          2-Jul-97
     200                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     900                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     28.75     23-Jun-97         26-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,600                  26     11-Jun-97         17-Jun-97
             1,600      32.5     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     600                  26     11-Jun-97         17-Jun-97
               600      32.5     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200      32.5     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      32.5     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     600                  26     11-Jun-97         17-Jun-97
               600      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      32.5     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200      32.5     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     600                  26     11-Jun-97         17-Jun-97
               600      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      32.5     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200      32.5     13-Jun-97         18-Jun-97
     100                  26     11-Jun-97         17-Jun-97
               100      32.5     13-Jun-97         18-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300      32.5     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200      32.5     13-Jun-97         18-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      32.5     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      32.5     13-Jun-97         18-Jun-97
     800                  26     11-Jun-97         17-Jun-97
               800      32.5     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
  13,000                  26     11-Jun-97         17-Jun-97
            13,000    31.413     12-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
             4,000    31.413     12-Jun-97         17-Jun-97
   6,000                  26     11-Jun-97         17-Jun-97
             6,000    31.413     12-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
             1,000    31.375     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
  22,000                  26     11-Jun-97         17-Jun-97
            22,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
  11,000                  26     11-Jun-97         17-Jun-97
            11,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
             1,000    31.375     16-Jun-97         19-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             2,000    31.413     12-Jun-97         17-Jun-97
             1,000    31.375     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.413     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      28.5     23-Jun-97         26-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      28.5     23-Jun-97         26-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      28.5     23-Jun-97         26-Jun-97
     600                  26     11-Jun-97         17-Jun-97
               600      28.5     23-Jun-97         26-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400      28.5     23-Jun-97         26-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,100                  26     11-Jun-97         17-Jun-97
   2,100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,100                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     800                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    31.625     12-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500  27 11/16     24-Jun-97         27-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    30.125     17-Jun-97         20-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250  27 11/16     24-Jun-97         27-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500  27 11/16     24-Jun-97         27-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500  27 11/16     24-Jun-97         27-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250  27 11/16     24-Jun-97         27-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    32.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    28.125     25-Jun-97         30-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     320                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500   31.5863     16-Jun-97         19-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000   31.5863     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      29.5     17-Jun-97         20-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
             1,400      29.5     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      29.5     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000      29.5     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000   31.5863     16-Jun-97         19-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000   31.5863     16-Jun-97         19-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500   31.5863     16-Jun-97         19-Jun-97
  12,500                  26     11-Jun-97         17-Jun-97
   7,500              31.375     12-Jun-97         17-Jun-97
            20,000   29.3125     18-Jun-97         23-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000   31.5863     16-Jun-97         19-Jun-97
  10,000              28.625     23-Jun-97         26-Jun-97
   4,000              32.125     12-Jun-97         17-Jun-97
   3,500              28.375     23-Jun-97         26-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000               32.75     12-Jun-97         17-Jun-97
   8,000              28.375     23-Jun-97         26-Jun-97
   2,000              28.375     23-Jun-97         26-Jun-97
   1,400              28.375     23-Jun-97         26-Jun-97
   1,400              28.375     23-Jun-97         26-Jun-97
     600              28.375     23-Jun-97         26-Jun-97
   7,000              32.125     12-Jun-97         17-Jun-97
   2,000              28.625     23-Jun-97         26-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400  27 13/16     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
   3,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
     375                  26     11-Jun-97         17-Jun-97
     375                  26     11-Jun-97         17-Jun-97
               375    28.125     26-Jun-97          1-Jul-97
               375    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    28.125     26-Jun-97          1-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    28.125     26-Jun-97          1-Jul-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     475                  26     11-Jun-97         17-Jun-97
             4,000    28.875     24-Jun-97         27-Jun-97
             5,000      27.5     24-Jun-97         27-Jun-97
             1,300    26.625     30-Jun-97          3-Jul-97
             2,000      26.5     30-Jun-97          3-Jul-97
     130                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             1,000    28.111     24-Jun-97         27-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
             1,250    28.111     24-Jun-97         27-Jun-97
     150                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    28.111     24-Jun-97         27-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             1,000    28.111     24-Jun-97         27-Jun-97
             1,000    26.549     30-Jun-97          3-Jul-97
     500                  26     11-Jun-97         17-Jun-97
               500    26.549     30-Jun-97          3-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    28.111     24-Jun-97         27-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    26.549     30-Jun-97          3-Jul-97
     300                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    26.549     30-Jun-97          3-Jul-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     120                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    26.549     30-Jun-97          3-Jul-97
   1,250                  26     11-Jun-97         17-Jun-97
               500    26.549     30-Jun-97          3-Jul-97
     200                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             1,000    28.111     24-Jun-97         27-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             1,000    28.111     24-Jun-97         27-Jun-97
               200        28     24-Jun-97         27-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    30.625     16-Jun-97         19-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    31.625     12-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    31.625     12-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300     31.25     12-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    31.625     12-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250    31.625     12-Jun-97         17-Jun-97
     450                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     13-Jun-97         18-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   3,500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.125     12-Jun-97         17-Jun-97
   2,500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
     800                  26     11-Jun-97         17-Jun-97
  10,000                28.5     18-Jun-97         23-Jun-97
             1,500     29.75     20-Jun-97         25-Jun-97
             8,500    29.625     20-Jun-97         25-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    27.875     26-Jun-97          1-Jul-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     31.75     13-Jun-97         18-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    31.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     28.25     23-Jun-97         26-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
             3,500   26.5625     30-Jun-97          3-Jul-97
   3,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   5,000               29.75     17-Jun-97         20-Jun-97
  18,900                  30     17-Jun-97         20-Jun-97
  26,100              29.875     17-Jun-97         20-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
   1,900                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   6,000                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   4,500                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    31.375     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   1,700                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000     28.25     23-Jun-97         26-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   1,800                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     800                  26     11-Jun-97         17-Jun-97
               800    32.125     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   5,000                28.5     18-Jun-97         23-Jun-97
             5,000        30     20-Jun-97         25-Jun-97
   1,800                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   2,700                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   4,600                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     900                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
     800                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
   1,600                  26     11-Jun-97         17-Jun-97
   1,700                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
   1,400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     900                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000                28.5     18-Jun-97         23-Jun-97
             1,000        30     20-Jun-97         25-Jun-97
             2,000        30     20-Jun-97         25-Jun-97
   2,500                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
     600                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
   7,500                  26     11-Jun-97         17-Jun-97
   5,000             29.9097     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     900                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
             4,000    31.375     12-Jun-97         17-Jun-97
   5,000             29.9097     17-Jun-97         20-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    31.375     16-Jun-97         19-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    32.125     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     700                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000             29.9097     17-Jun-97         20-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     600                  26     11-Jun-97         17-Jun-97
   8,000                  26     11-Jun-97         17-Jun-97
   7,500             29.9097     17-Jun-97         20-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   2,900                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   3,600                  26     11-Jun-97         17-Jun-97
   3,000             29.9097     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,100                  26     11-Jun-97         17-Jun-97
   2,500             29.9097     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.375     13-Jun-97         18-Jun-97
     800                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.375     12-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     31.25     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,500              31.375     12-Jun-97         17-Jun-97
             2,000     31.25     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    32.375     12-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.125     17-Jun-97         20-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               400    30.625     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    30.625     16-Jun-97         19-Jun-97
     300                  26     11-Jun-97         17-Jun-97
               300    30.625     16-Jun-97         19-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
               200    30.625     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500   27.5625     30-Jun-97          3-Jul-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   1,200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,000              32.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500     29.25     18-Jun-97         23-Jun-97
     100                  26     11-Jun-97         17-Jun-97
   3,500                  30     17-Jun-97         20-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500    32.125     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    32.125     16-Jun-97         19-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    32.125     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500  27 13/16     24-Jun-97         27-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
               750        32     16-Jun-97         19-Jun-97
               750   27.1568     24-Jun-97         27-Jun-97
   3,500                  26     11-Jun-97         17-Jun-97
             1,750        32     16-Jun-97         19-Jun-97
             1,750   27.1568     24-Jun-97         27-Jun-97
   2,500                  26     11-Jun-97         17-Jun-97
             1,250        32     16-Jun-97         19-Jun-97
             1,250   27.1568     24-Jun-97         27-Jun-97
   2,500                  26     11-Jun-97         17-Jun-97
             1,250        32     16-Jun-97         19-Jun-97
             1,250   27.1568     24-Jun-97         27-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
               500        32     16-Jun-97         19-Jun-97
               500   27.1568     24-Jun-97         27-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     300                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     100                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     150                  26     11-Jun-97         17-Jun-97
               150    32.625     13-Jun-97         18-Jun-97
     150                  26     11-Jun-97         17-Jun-97
               150    32.625     13-Jun-97         18-Jun-97
     125                  26     11-Jun-97         17-Jun-97
               125    32.625     13-Jun-97         18-Jun-97
     125                  26     11-Jun-97         17-Jun-97
               125    32.625     13-Jun-97         18-Jun-97
     800                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
     250                  26     11-Jun-97         17-Jun-97
               250     31.25     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,100                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
     400                  26     11-Jun-97         17-Jun-97
               200    26.375     30-Jun-97          3-Jul-97
               200    27.125     30-Jun-97          3-Jul-97
     500                  26     11-Jun-97         17-Jun-97
     750                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    29.875     17-Jun-97         20-Jun-97
     600                  26     11-Jun-97         17-Jun-97
               600   28.1875     26-Jun-97          1-Jul-97
   1,500                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000     31.25     16-Jun-97         19-Jun-97
     500                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   1,000                  29     18-Jun-97         23-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    30.125     17-Jun-97         20-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   1,250                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000    32.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500      31.5     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    32.125     12-Jun-97         17-Jun-97
     200                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000              32.125     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   4,000              32.125     12-Jun-97         17-Jun-97
  14,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   1,000              32.125     12-Jun-97         17-Jun-97
  10,000                  26     11-Jun-97         17-Jun-97
   8,000                  26     11-Jun-97         17-Jun-97
             4,000        32     16-Jun-97         19-Jun-97
             4,000    30.125     20-Jun-97         25-Jun-97
  17,000                  26     11-Jun-97         17-Jun-97
             9,000        32     16-Jun-97         19-Jun-97
               200        30     20-Jun-97         25-Jun-97
             7,800      29.5     23-Jun-97         26-Jun-97
   7,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             7,000        32     13-Jun-97         18-Jun-97
               500     27.75     26-Jun-97          1-Jul-97
             2,500    27.625     26-Jun-97          1-Jul-97
   2,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
               500        32     13-Jun-97         18-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000     31.25     12-Jun-97         17-Jun-97
  10,000                  26     11-Jun-97         17-Jun-97
            10,000     31.25     12-Jun-97         17-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
             5,000     31.25     12-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
             4,000     31.25     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000     31.25     12-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000      32.5     12-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    30.125     17-Jun-97         20-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
             5,000    32.125     12-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
             2,000    30.125     20-Jun-97         25-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
             1,000    30.125     20-Jun-97         25-Jun-97
   6,000                  26     11-Jun-97         17-Jun-97
             3,000        32     16-Jun-97         19-Jun-97
             3,000      29.5     23-Jun-97         26-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500        30     20-Jun-97         25-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000    32.125     12-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   4,000                  26     11-Jun-97         17-Jun-97
   3,500                  26     11-Jun-97         17-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   5,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97
     500                  26     11-Jun-97         17-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000      29.5     20-Jun-97         25-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500      29.5     20-Jun-97         25-Jun-97
   3,000                  26     11-Jun-97         17-Jun-97
             3,000      29.5     20-Jun-97         25-Jun-97
   1,500                  26     11-Jun-97         17-Jun-97
             1,500      29.5     20-Jun-97         25-Jun-97
   1,000                  26     11-Jun-97         17-Jun-97
   2,000                  26     11-Jun-97         17-Jun-97

                                INDEX OF EXHIBITS

(1) Amended and Restated Certificate of Incorporation of the Company, dated June 9, 1997 (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 No. 333-24733)

(2) Stockholders' Agreement by and among the Company, the Limited Partnerships and the other parties thereto, dated as of June 9, 1997 (incorporated herein by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-1 No. 333-24733)

(3) Agreement of Merger, dated as of June 9, 1997, among the Company, GS Capital and Holding I Inc.

(4) Agreement of Merger, dated as of June 9, 1997, among the Company, GS Capital and Holding II Inc.

(5)  Letter Agreement, dated as of June 9, 1997, among the Company and Stone
     Street

(6) Registration Rights Agreement by and among the Company and the persons and entities thereto, dated as of June 9, 1997 (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 No. 333-24733)

(7)  U.S. Underwriting Agreement (incorporated herein by reference to Exhibit
     1.1 to the Company's Registration Statement on Form S-1 No. 333-24733)

(8)  International Underwriting Agreement

(9)  Form of Lock-Up Agreement

(10) Joint Filing Agreement